EXHIBIT 99.1

OptimumBank Holdings Announces Lower Year End Results

FORT LAUDERDALE, Fla., Jan. 20, 2009 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC) reported net income of $519,645 or $.17 per basic and $.16 per diluted share for the year ended December 31, 2008, compared to net income of $1,741,893 or $.56 per basic and $.55 per diluted share for the year ended December 31, 2007. The Company reported a net loss of $499,629 or ($.16) per basic share for the quarter ended December 31, 2008, compared to net income of $501,415 or $.16 per basic and diluted share reported for the same quarter last year. Chairman of the Board, Albert J. Finch noted, "We increased our allowance for loan losses by $1.3 million during the fourth quarter because of significant weakness in our real estate markets and an increase in our non-performing loans." Mr. Finch further said, "I am still pleased to report positive results for the year in light of one of the worst regional and national economies in recent history. In a January 1, 2009 article in the Florida Trend magazine, we were included as one of six out of 17 of the largest publicly-traded bank holding companies in the State of Florida to report positive earnings for the first half of 2008."

The Company's assets as of December 31, 2008 increased to $255.2 million compared to $241.5 million at December 31, 2007, a $13.7 million increase. The Company's securities portfolio increased to $82.5 million at December 31, 2008 compared to $58.7 million at December 31, 2007. The Company's net loan portfolio decreased to $160.6 million at December 31, 2008 from $173.3 million at December 31, 2007. Richard Browdy, President, noted, "A weak South Florida real estate market continues to slow loan origination volumes." At December 31, 2008, the Company reported no loan delinquencies, $5.1 million in non-performing loans and $95,000 in real estate owned. "With the increase in the non-performing loans this quarter, we feel an increased allowance for loan losses is a prudent action at this time," remarked Mr. Browdy. The allowance for loan losses as of December 31, 2008 amounted to $2.0 million or 1.24% of the gross loan portfolio compared to $.7 million or .40% of the gross loan portfolio at December 31, 2007.

The Company has received preliminary approval from the United States Department of the Treasury to receive funds under the Troubled Asset Relief Program (TARP) Capital Purchase Program in the amount of approximately $4.6 million. Mr. Finch said, "Although we have capital well in excess of that required to be considered well-capitalized under banking regulations, we, like other financial institutions, continue to face extremely challenging market conditions. We expect to receive the TARP funds in the near future."

OptimumBank offers retail banking, commercial banking and real estate lending services and products to individuals and businesses in Broward, Dade, and Palm Beach Counties. OptimumBank also offers internet banking services through its "OptiNet" internet banking website, located at www.optimumbank.com.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

CONTACT:  OptimumBank Holdings, Inc.
          Richard L. Browdy, President
            (954) 776-2332
            rlbrowdy@optimumbank.com
          Albert J. Finch, Chairman of the Board
            (954) 776-2332
            ajfinch@optimumbank.com